                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*


                        PennCorp Financial Group, Inc.
             -----------------------------------------------------
                               (Name of Issuer)

                      $3.375 Convertible Preferred Stock
                       $3.50 Convertible Preferred Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   708094206
             -----------------------------------------------------
                                 (CUSIP Number)

                                              Copy to:

   Paul Chute                                 James Learner
   Brown's Dock, L.L.C.                       Kirkland & Ellis
   56 Prospect St.                            200 E. Randolph Drive
   Hartford, Connecticut 06115                Chicago, Illinois 60601
   (860) 403-5594                             (312) 861-2000

--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)



                               December 27, 1999
             -----------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                               Page 1 of 18 Pages

                                      13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                      PAGE 2 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
     Brown's Dock, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Deleware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          1,346,600 shares of $3.375 Convertible Preferred Stock
     OWNED BY             224,800 shares of $3.50 Series II Preferred Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,346,600 shares of $3.375 Convertible Preferred Stock
                          224,800 shares of $3.50 Series II Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents (See Item
      5)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
-----------------------                                  ---------------------
  CUSIP No. 708094206                                      Page 3 of 18 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Phoenix Home Life Mutual Insurance Company
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) or 2(E) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          1,346,600 shares of $3.375 Convertible Preferred Stock
     OWNED BY             224,800 shares of $3.50 Series II Preferred Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,346,600 shares of $3.375 Convertible Preferred Stock
                          224,800 shares of $3.50 Series II Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivilents (See Item
      5)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IC
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
-----------------------                                  ---------------------
  CUSIP No. 708094206                                      Page 4 of 18 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Phoenix Investment Partners, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) or 2(E) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          1,346,600 shares of $3.375 Convertible Preferred Stock
     OWNED BY             224,800 shares of $3.50 Series II Preferred Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,346,600 shares of $3.375 Convertible Preferred Stock
                          224,800 shares of $3.50 Series II Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivilents (See Item
      5)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IA
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
-----------------------                                  ---------------------
  CUSIP No. 708094206                                      Page 5 of 18 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Inverness Management Fund I LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) or 2(E) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          1,346,600 shares of $3.375 Convertible Preferred Stock
     OWNED BY             224,800 shares of $3.50 Series II Preferred Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,346,600 shares of $3.375 Convertible Preferred Stock
                          224,800 shares of $3.50 Series II Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivilents (See Item
      5)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
-----------------------                                  ---------------------
  CUSIP No. 708094206                                      Page 6 of 18 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      WMD LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) or 2(E) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          1,346,600 shares of $3.375 Convertible Preferred Stock
     OWNED BY             224,800 shares of $3.50 Series II Preferred Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,346,600 shares of $3.375 Convertible Preferred Stock
                          224,800 shares of $3.50 Series II Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivilents (See Item
      5)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
-----------------------                                  ---------------------
  CUSIP No. 708094206                                      Page 7 of 18 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      J.C Comis LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          1,346,600 shares of $3.375 Convertible Preferred Stock
     OWNED BY             224,800 shares of $3.50 Series II Preferred Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,346,600 shares of $3.375 Convertible Preferred Stock
                          224,800 shares of $3.50 Series II Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivilents (See Item
      5)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                      PAGE 8 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      W. McComb Dunwoody
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          1,346,600 shares of $3.375 Convertible Preferred Stock
     OWNED BY             224,800 shares of $3.50 Series II Preferred Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,346,600 shares of $3.375 Convertible Preferred Stock 224,800 shares of $3.50 Series II Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents
      (See Item 5)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                      PAGE 9 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      James C. Comis, III
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          1,346,600 shares of $3.375 Convertible Preferred Stock
     OWNED BY             224,800 shares of $3.50 Series II Preferred Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,346,600 shares of $3.375 Convertible Preferred Stock 224,800 shares of $3.50 Series II Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents
      (See Item 5)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                      PAGE 10 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Inverness/Phoenix Partners LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          1,346,600 shares of $3.375 Convertible Preferred Stock
     OWNED BY             224,800 shares of $3.50 Series II Preferred Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,346,600 shares of $3.375 Convertible Preferred Stock 224,800 shares of $3.50 Series II Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents (See
      Item 5)
-------------------------------------------------------------------------------

      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                      PAGE 11 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Executive Capital Partners I LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          1,346,600 shares of $3.375 Convertible Preferred Stock
     OWNED BY             224,800 shares of $3.50 Series II Preferred Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,346,600 shares of $3.375 Convertible Preferred Stock 224,800 shares of $3.50 Series II Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents (See
      Item 5)
-------------------------------------------------------------------------------

      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                      PAGE 12 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Inverness/Phoenix Capital LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          1,346,600 shares of $3.375 Convertible Preferred Stock
     OWNED BY             224,800 shares of $3.50 Series II Preferred Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,346,600 shares of $3.375 Convertible Preferred Stock 224,800 shares of $3.50 Series II Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) and 224,800 shares of $3.50 Series II Preferred Stock (per share convertible in 1.4326 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents (See
      Item 5)
-------------------------------------------------------------------------------

      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 708094206                                     PAGE 13 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      DCPM Holdings, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Illinois
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,346,600 shares of $3.375 Convertible Preferred Stock
                          224,800 shares of $3.50 Series II Preferred Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,346,600 shares of $3.375 Convertible Preferred Stock 224,800 shares of $3.50 Series II Preferred Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,346,600 shares of $3.375 Convertible Preferred Stock (per share convertible into 2.2124 shares of Common Stock) = 3,301,266.32 shares of common stock equivalents (See Item 5)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.89% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
                               (AMENDMENT NO. 3)


     This Amendment No. 3 amends and supplements the statements on Schedule 13D of (i) Brown's Dock, L.L.C. (the "Buyer"), (ii) Phoenix Home Life Mutual Insurance Company, (iii) Phoenix Investment Partners, Ltd., (iv) Inverness Management Fund I LLC, (v) WMD LLC, (vi) W. McComb Dunwoody, (vii) J.C. Comis LLC, (viii) James C. Comis III (ix) Inverness/Phoenix Partners LP (the "Fund"),
(x) Executive Capital Partners I, LP (the "Executive Fund"), (xi) Inverness/Phoenix Capital LLC and (xii) DCPM Holdings, Inc., dated September 9, 1998, as amended by Amendment No. 1, dated September 30, 1998 and by Amendment No. 2, dated December 1, 1999 (the "Statement"). This Amendment No. 3 is being filed to amend Item 4 (Purpose of Transaction).

     Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Statement. Except as expressly set forth in this Amendment No. 3, there have been no material changes in the information contained in the Statement.

ITEM 4.   PURPOSE OF TRANSACTION.
          ----------------------

     The information set forth in Item 4 of the Statement is hereby amended and supplemented as follows:

     On December 21, 1999, the Issuer and its advisors invited holders of approximately 74% of its outstanding Preferred Stock and Series II Preferred (the "Ad Hoc Committee"), including the Buyer, the Fund and the Executive Fund (the "Holders"), to a meeting to hear a presentation regarding a proposed restructuring of the Issuer (the "Restructuring") and the Issuer's progress on a proposed plan to sell substantially all of the assets of its operating subsidiaries (the "Sale Alternative"). Although the Holders believed that the Issuer's goal in calling the meeting was to build a consensus among the members of the Ad Hoc Committee for the Restructuring, the Issuer instead indicated its intention to move forward with the Sale Alternative and then consummate a liquidation of the Issuer in a Chapter 11 bankruptcy. In response to this information, on December 23, 1999, the Ad Hoc Committee delivered a letter to the board of directors of the Issuer (the "Board") objecting to this course of action and calling for the Board's acceptance of a Restructuring of the Issuer pursuant to a term sheet attached as an exhibit to the letter. The letter and the term sheet are attached hereto as Exhibit F. The Holders believe that the Restructuring on the terms set forth in the term sheet is the only viable alternative for the Issuer at this juncture to insure maximum value to the Issuer's stakeholders, including holders of Preferred Stock and Series II Preferred, or any value to the holders of the Issuer's common stock. The Holders, as part of the Ad Hoc Committee, intend to take all actions at their disposal (including litigation) to prevent the consummation of the Sale Alternative. Each of the filing persons of this Statement may be deemed to be a member of a group within the meaning of Rule 13d-5(b) with the other members of the Ad Hoc Committee, but hereby expressly disclaims such membership in a group and beneficial ownership of the shares held by such other members of the Ad Hoc Committee.

                              Page 14 of 18 Pages

ITEM 7.   MATERIALS TO BE FILED AS EXHIBITS.
          ---------------------------------

          Exhibit F:    Letter to the Board of Directors of PennCorp Financial
                        Group, Inc., dated December 23, 1999.

          Exhibit G:    Agreement of Joint Filing, dated as of December 27,
                        1999, among Buyer, the Fund, the Executive Fund, DCPM,
                        Phoenix, PXP, Inverness, WMD, JCC, Dunwoody and Comis.



                              Page 15 of 18 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 27, 1999


                         BROWN'S DOCK, L.L.C.


                         By:  /s/ James C. Comis III
                              ------------------------------------
                         Print Name: James C. Comis III
                         Its:  Managing Director


                         INVERNESS/PHOENIX PARTNERS LP

                              By:  Inverness/Phoenix Capital LLC,
                              Its: General Partner

                              By:  Inverness Management Fund I LLC
                              Its: Managing Member

                              By:  WMD LLC
                              Its: General Partner

                              By:  /s/ W. McComb Dunwoody
                                   -------------------------------
                              Print Name: W. McComb Dunwoody
                              Its: Managing Member





                              Page 16 of 18 Pages

                         EXECUTIVE CAPITAL PARTNERS I LP

                              By:  Inverness/Phoenix Capital LLC,
                              Its: General Partner

                              By:  Inverness Management Fund I LLC
                              Its: Managing Member

                              By:  WMD LLC
                              Its: General Partner

                              By:  /s/ W. McComb Dunwoody
                                   -------------------------------
                              Print Name: W. McComb Dunwoody
                              Its: Managing Member


                         INVERNESS/PHOENIX CAPITAL LLC

                              By:  Inverness Management Fund I LLC
                              Its: Managing Member

                              By:  WMD LLC
                              Its: General Partner

                              By:  /s/ W. McComb Dunwoody
                                   -------------------------------
                              Print Name: W. McComb Dunwoody
                              Its: Managing Member


                         DCPM HOLDINGS, INC.

                         By:  /s/ Michael E. Haylon
                              --------------------------
                         Print Name: Michael E. Haylon
                         Its: Vice-President


                         PHOENIX HOME LIFE MUTUAL
                         INSURANCE COMPANY

                         By:  /s/ John H. Beers
                             --------------------------
                         Print Name:  John H. Beers
                         Its: Vice-President


                              Page 17 of 18 Pages

                         PHOENIX INVESTMENT PARTNERS, LTD.

                         By:  /s/ Michael E. Haylon
                              -------------------------------------
                         Print Name: Michael E. Haylon
                         Its:  Executive Vice-President


                         INVERNESS MANAGEMENT FUND I LLC

                              By:  WMD LLC, its General Partner

                              By:  /s/ W. McComb Dunwoody
                                   -------------------------------
                                   Print Name: W. McComb Dunwoody
                                   Its: Managing Member

                         WMD LLC

                              By:  /s/ W. McComb Dunwoody
                                   -------------------------------
                                   Print Name: W. McComb Dunwoody
                                   Its: Managing Member


                         J.C. COMIS LLC

                              By: /s/ James C. Comis III
                                  ------------------------------------
                              Print Name:  James C. Comis III
                              Its: Managing Member


                         /s/ W. McComb Dunwoody
                         -------------------------------
                         W. McComb Dunwoody


                         /s/ James C. Comis III
                         -------------------------------
                         James C. Comis III



                              Page 18 of 18 Pages